Exhibit 10.29

February 13, 2001

Dr. John Rasmus
211 Duxbury Court
San Ramon, California 94583

Dear John:

This offer letter supercedes in its entirety and replaces our February 6, 2001 offer letter and sets forth the entire agreement between you and us relating to the subject matter addressed herein.

It is our pleasure to offer you employment at GRIC Communications, Inc., in the position of Vice President, Business Development, reporting to Dr. Hong Chen, Chief Executive Officer. In this role you will be responsible for the functions of Business, Corporate and Strategic Development for the Company.

    Compensation:  Your initial compensation is based on a semi-monthly base salary of $8,333.33, which is equivalent to $200,000.00 per year, and is subject to annual review. Paydays are twice monthly, on the 15th and the last working day of each month. You will also be eligible for an annualized target incentive bonus equal to 40% of your base salary ($80,000 at 100% of Plan). This bonus will be payable annually in accordance with GRIC's then current incentive bonus program and will be based partially on the achievement of mutually agreed performance objectives and partially on the attainment of corporate objectives.

    In addition, this offer carries a one time hiring bonus of $40,000 less taxes. This payment will be made available to you 30 days after your first day of employment. However, should you leave your employment with the Company voluntarily for any reason prior to the first anniversary of your date of hire, a pro rata amount calculated by dividing the number of days remaining between the date you cease to be employed by GRIC and the first anniversary of your employment by 365 and multiplying the result times $40,000 will be deducted from any amounts owed to you by the Company, or repaid by you within thirty (30) days of your termination date, if the amount unearned exceeds the amount of the salary, bonus, accrued vacation or other compensation or reimbursement owed to you by the Company.

    Employee Stock Option:  After your acceptance of this offer, we will recommend to the Board of Directors that you be granted an option to purchase up to 100,000 shares of GRIC's common stock, at an exercise price equal to the closing price of GRIC Communications, Inc. common stock on The Nasdaq National Market on the date of grant. This option would be subject to the Company's standard vesting schedule (20% after ten months and 2% per month thereafter) and vesting would commence as of your date of employment.

    Should the Company, or its successor elect to terminate your employment with in one year as Vice President of Business Development without cause following an acquisition or merger of the Company involving a change in control, the option vesting described above shall be accelerated as to occur automatically on the date of such termination, without regard to satisfaction of the conditions to vesting that would otherwise apply.

    Employee Benefits:  You will be eligible to participate in the full range of employee benefits, including medical, dental, vision, life, accidental death and dismemberment, disability, 401k, employee stock purchase, and paid time off plans. Coverage is available under the terms of the insurance plans and 401(k) plan on your first day of active employment. You will be provided with the related policies and procedures that explain these benefits.

    Terms of Employment:  Your employment will be considered "at-will" and will continue for an indefinite term. Employment at will means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause.

This letter is not intended to confer contractual rights of any kind upon any employee, or to create contractual obligations of any kind on GRIC Communications. GRIC's relationship with all of its employees is on an "at will" basis. While we expect that the relationship between you and the company will be rewarding and mutually beneficial, either the Company or the employee can terminate the employment relationship at any time with or without notice and for any reason or for no reason.

    Termination of Employment:  The Company may terminate your employment at any time without cause. If the Company terminates your employment without cause, the Company will provide a severance payment equivalent to three (3) months' base salary, payable in accordance with the Company's normal payroll policies. Additionally, the Company will provide you with up to three (3) months' company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to three months unless comparable benefits are otherwise provided to you by a third party. Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

The Company may also terminate your employment for cause in its sole discretion. For the purpose of this Offer of Employment, cause shall be defined as:

  1.
  Failure to continually and substantially perform the reasonably assigned responsibilities of the position in an acceptable manner, gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of a felony involving fraud or dishonesty, violation of written lawful policies or written instructions of the Board of Directors, or commencement of employment or any other business arrangements with another employer while you are an employee of the Company.

  2.
  Your death, or your total disability lasting more than 90 days.

    Termination of Employment with Cause:  If the Company terminates your employment with cause, the Company will provide you with a severance payment equivalent to three (3) months' base salary, payable in accordance with the Company's normal payroll policies. However, if the cause for termination relates to a violation by you of state or federal law, then you will receive no severance payment from the Company.

Additionally, unless the cause for termination relates to violation by you of state or federal law, the Company will provide you with up to three (3) months of company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to three months unless comparable benefits are otherwise provided to you by a third party. Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

    Confidentiality:  GRIC requires that you sign a Confidentiality Agreement as a condition of employment.

Employment with GRIC Communications, Inc. is contingent upon meeting Company requirements, which include completing all necessary work related forms, producing applicable documents as required by the Immigration Conform and Control Act of 1986 and other such documents. Failure to comply will result in the rescinding of our offer of employment.

By accepting employment with the Company, you agree to be bound by its policies and procedures, including an Employee Non-Disclosure, Conflicts of Interest and Proprietary Rights Agreement, which you will be asked to sign on your hire date. This offer letter is the entire initial basic agreement for position, compensation, reporting relationship and employee benefits. By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter.

Welcome to GRIC Communications! We look forward to a long and prosperous relationship. We expect you will have a significant and positive impact on the future growth and success of GRIC Communications, Inc. If you agree with the terms stated in this letter, please sign below to indicate your acceptance, and return this letter to me as soon as possible.

Sincerely,

Barron B. Cox Vice President, Human Resources
Accepted:	/s/ JOHN RASMUS	2/19/01

	Dr. John Rasmus	Date
Anticipated start date:	March 1, 2001